Exhibit 99.1

UPC Holding B.V.

UPC Holding B.V. Provides Selected Financial

Information for the Period Ended December 31, 2009

Amsterdam, the Netherlands — February 25, 2010: UPC Holding B.V. (“UPC Holding”) is today providing selected, preliminary unaudited financial and operating information for the three months (“Q”) and year ended December 31, 2009. UPC Holding is an indirect wholly-owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release will be posted to the Liberty Global website (www.lgi.com). In addition, UPC Holding’s consolidated financial statements with the accompanying notes are expected to be posted prior to the end of March 2010.

Highlights for the year ended December 31, 2009 as compared to the results for the same period last year (unless noted) include:(1)

•      Organic RGU(2) additions of 366,000 in 2009, including 198,000 in Q4

•      Revenue of €3.45 billion, reflecting 1% rebased(3) growth

•      Operating cash flow (“OCF”)(4) of €1.66 billion, representing 3% rebased growth

•      OCF margin(5) of 48.1%, representing a 70 basis point improvement

•      Operating income increased 23% to €478 million

•      Capital expenditures decreased by €126 million or 350 basis points to 25% of revenue

Financial Results

For the three months and year ended December 31, 2009, our reported revenue increased 1% to €883 million and decreased 1% to €3.45 billion, respectively, as compared to the corresponding 2008 periods. Adjusting for foreign currency (“FX”) movements, revenue growth was 1% for the three-month period, but increased to 2% for the full year. In rebased terms, excluding the combined effects of FX and acquisitions, we achieved 1% revenue growth for both the three months and year ended December 31, 2009, as compared to the respective prior year periods.

Geographically in 2009, rebased revenue growth at our Chilean operation (“VTR”) was approximately 6%, while growth at our UPC Broadband Division (“UPC”) was approximately 1%. UPC’s full-year rebased revenue growth was led by Poland, which delivered double-digit growth, and Ireland, while Hungary, Austria and Romania, which are still facing competitive challenges, experienced negative rebased revenue growth for the year ended December 31, 2009. Of particular note in the fourth quarter, UPC demonstrated its second consecutive quarter of year-over-year rebased revenue growth improvement. In addition, we achieved full-year ARPU(6) per customer increases of 4% for UPC and 3% for VTR, as measured in local currency terms.

Our modest organic revenue growth in 2009 was driven primarily by our subscription revenue, which increased organically by approximately 2% during 2009, as our non-subscription revenue, which includes business-to-business, programming, installation and interconnect revenue, was down approximately 1%. Of our organic subscription revenue, broadband internet, telephony and video achieved organic year-over-year growth of approximately 5%, 1% and 1%, respectively.

For the three months and year ended December 31, 2009, our OCF declined 1% to €420 million and increased 1% to €1.66 billion, respectively, as compared to the corresponding prior year periods. Adjusting for FX and acquisition effects, our rebased OCF declined 1% for the three months ended December 31, 2009 and increased 3% for the year ended December 31, 2009. As expected, our fourth quarter rebased growth was lower than previous quarters in 2009, due in part to difficult year-over-year Q4 comparisons in some markets. In particular, our Q4 rebased growth was adversely impacted by net non-recurring benefit items recognized in the fourth quarter of 2008 in the Netherlands and Switzerland.  In terms of our 2009 rebased OCF performance, UPC, led by its Polish, Irish, Dutch and Swiss operations, and VTR grew rebased OCF 3% and 5%, respectively.

For the three months ended December 31, 2009, our consolidated OCF margin decreased to 47.6%, as compared to 48.8% for the three months ended December 31, 2008. The year-over-year decline in the margin was due in part to the non-recurring items noted above and to our Hungarian performance. For the year ended December 31, 2009, our consolidated OCF margin increased 70 basis points to 48.1%, as compared to 2008. The margin improvement was attributable to UPC, which attained a margin of 49.3%, reflecting an increase of 90 basis points year-over-year. Specifically, each of UPC’s four Western European markets, led by Switzerland and Netherlands, delivered annual OCF margin improvement. Overall, our focus on selling high-margin advanced services and leveraging our scale and fixed costs, has played an instrumental role in driving our OCF margin improvement.

Subscriber Statistics

At December 31, 2009, we provided our 10.2 million customers a total of 16.0 million services, consisting of 9.4 million video, 3.9 million broadband internet and 2.7 million telephony subscriptions. Our RGUs include 10.4 million advanced service(7) RGUs, representing 65% of our total RGUs, which is a 1.5 million or 17% increase over 2008 advanced service RGUs. As a result of this growth in advanced service RGUs, our bundled customer base increased 9% in 2009, as we finished the year with 38% of our 10.2 million customers subscribing to two or more products.

In 2009, we added 366,000 organic RGUs, with our operations in Western Europe, Central & Eastern Europe and Chile contributing 79,000, 166,000 and 120,000 additions, respectively. Our fourth quarter organic additions of 198,000, accounting for 54% of our 2009 organic additions, reflect our strongest quarter of the year and a 43% improvement over our Q4 2008 organic additions of 139,000. The quarterly year-over-year increase in RGUs was due largely to lower video losses and higher broadband additions, especially in our Dutch operation.

With respect to video, we lost 269,000 organic subscribers in 2009, including 21,000 in the fourth quarter. Our fourth quarter performance represents the best quarter for UPC since Q4 2007 with respect to organic video losses. This performance also compares favorably to our organic video loss of 58,000 in Q4 2008 and to our average quarterly organic video loss of 83,000 for the first three quarters of 2009. Our improved results in Q4 were driven in part by substantially lower analog churn in the Netherlands.

Propelled by traction from DVR, HD and VoD offerings,(8) digital cable was our most successful product in 2009, as we added 894,000 organic digital cable additions, including 215,000 in the fourth quarter. We ended 2009 with a digital cable RGU base of 3.2 million, which was a 38% gain over our year-end 2008 digital cable RGUs of 2.3 million. As a result, our consolidated digital penetration,(9) increased to 37% at December 31, 2009 from 26% at December 31, 2008, as both VTR and UPC showed year-over-year improvement. Specifically, UPC’s digital penetration increased from 24% to 34% during 2009, as UPC added over 700,000 digital cable RGUs. Instrumental to this growth at UPC in digital cable has been the DVR, as we added over 400,000 DVR customers in 2009, reaching 38% DVR penetration(10) and surpassing 1.0 million DVRs on the UPC digital cable base.

Complementing our success in digital cable, we added 344,000 organic broadband internet subscribers including 127,000 in Q4 and 290,000 organic telephony subscribers including 91,000 in Q4. Although both broadband internet and telephony additions were down year-over-year on a full-year basis, fourth quarter performance for broadband internet and telephony organic subscribers reflected growth of 17% and 4%, respectively, as compared to Q4 2008. Our broadband internet and telephony penetrations(11) have reached 27% and 18% at year-end 2009, respectively. During the course of 2009, we added approximately 1.0 million broadband internet and telephony homes serviceable to our footprint. Looking to 2010, we expect to further grow penetration in both broadband internet and telephony, capitalizing on the competitive advantages associated with our EuroDOCSIS 3.0 offerings and triple-play bundles.

The 2009 performance of our Dutch operation, particularly in the fourth quarter, was a notable highlight. Demonstrating success across all three products, the Netherlands added 48,000 organic RGUs in Q4 2009, as compared to 9,000 in Q4 2008. With respect to video, our Dutch operation added 41,000 digital cable subscribers in Q4, its best quarter in three years, and reduced its video losses by 54% as compared to Q4 2008. This video performance was attributable to our expansion in content, including HD and on demand programming, improved triple-play offers and the halo effect from our “Fiber Power” roll-out. Additionally, the Netherlands added a record 34,000 broadband internet subscribers in Q4, reflecting growth in excess of 200% over Q4 2008 additions. Our “Fiber Power” broadband products were the catalyst to this growth, as we have significantly improved the consumer value proposition and have clearly delineated our platform’s speed advantage vs. DSL. As one of our most advanced markets in terms of product offerings and positioning, we believe the Netherlands is an indicator of the growth potential that exists for our other markets.

Summary of Third-Party Debt and Cash and Cash Equivalents

The following table details UPC Holding’s consolidated third-party debt and cash and cash equivalents as of the indicated periods:

	December 31,	September 30,
	2009	2009
	in millions
UPC Broadband Holding Bank Facility	€6,316.5	€6,182.9
UPC Holding 7.75% Senior Notes due 2014	384.6	384.6
UPC Holding 8.63% Senior Notes due 2014	230.9	230.9
UPC Holding 8.00% Senior Notes due 2016	300.0	300.0
UPC Holding 9.75% Senior Notes due 2018	374.0	373.5
UPC Holding 9.875% Senior Notes due 2018	258.8	253.0
VTR Bank Facility(12)	321.5	314.7
Other debt, including capital lease obligations	30.8	30.0
Total third-party debt	€8,217.1	€8,069.6

Cash and cash equivalents	€159.7	€79.4
Restricted cash(13)	323.6	316.7
Total cash and cash equivalents including restricted cash	€483.3	€396.1

At December 31, 2009, we reported €8.2 billion of third-party debt and €483 million of cash and cash equivalents, including restricted cash of €324 million. As compared to September 30, 2009, our third-party debt increased by €148 million, due to incremental borrowings under the bank facility and the translation impact associated with our U.S. dollar-denominated debt, as a result of the euro weakening relative to the U.S. dollar during the fourth quarter. During the course of 2009 and into the early part of 2010, we significantly strengthened our debt maturity profile, having extended over €4.5 billion in maturities. Over 99% of UPC Holding’s debt maturities are in 2013 and beyond, with a majority of debt having a maturity in 2015 or later. In addition at year-end 2009, we estimate that 100% of our floating rate exposure is fixed and, on a fully swapped basis, we estimate that our debt borrowing cost(14) was approximately 7.7%. Furthermore, we have continued to match our borrowings to the underlying cash flows of our operations.

Borrowing Capacity & Covenant Calculations

UPC Broadband Holding B.V. (“UPC Broadband Holding”), a wholly-owned subsidiary of UPC Holding, is a borrower and UPC Holding is a guarantor of outstanding indebtedness under a senior secured credit facility (the “UPC Broadband Holding Bank Facility”). As of December 31, 2009 and upon completion of our fourth quarter bank reporting requirements, UPC Holding had maximum undrawn commitments under Facilities I, L and Q of the UPC Broadband Holding Bank Facility of €439 million, of which approximately €319 million would have been available. Similarly, based on the results for December 31, 2009 and subject to the completion of fourth quarter bank reporting requirements, (i) the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.81x,(15) and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility was 4.75x.(15) Taking into account the financing transactions completed subsequent to December 31, 2009 (as described below), we estimate our Senior Debt and Total Debt to Annualized EBITDA ratios would be 3.97x and 4.90x, respectively. As a result of these ratios, we estimate that we would have approximately €59 million of availability.

UPC Broadband Holding Bank Facility

The following table details the key terms of the UPC Broadband Holding Bank Facility at December 31, 2009:

		As of December 31, 2009
Facility	Final maturity	Interest rate		Facility amount(16)	Unused borrowing capacity	Carrying value(17)
				in millions

Facility I(18)	April 1, 2010	E + 2.50%		€48	€48	€—
Facility L	July 3, 2012	E + 2.25%		€130	130	—
Facility M	Dec. 31, 2014(19)	E + 2.00%		€954	—	954
Facility N	Dec. 31, 2014(19)	L + 1.75%		$1,400	—	977
Facility O	July 31, 2013	SR + 2.75	%(20)	HUF 5,963 / PLN 115	—	50
Facility P	Sept. 2, 2013(21)	L + 2.75%		$512	—	357
Facility Q	July 31, 2014(22)	E + 2.75%		€422	261	161
Facility R	Dec. 31, 2015(22)	E + 3.25%		€263	—	263
Facility S	Dec. 31, 2016(23)	E + 3.75%		€1,700	—	1,700
Facility T	Dec. 31, 2016(23)	L + 3.50%		$876	—	604
Facility U	Dec. 31, 2017(24)	E + 4.00%		€1,251	—	1,251

Total					€439	€6,317

Subsequent Events to December 31, 2009

On January 19, 2010, the existing Facility S was increased by €40 million and the existing Facility T was increased by $162 million (€113 million at the transaction date), as certain lenders under the existing Facility P agreed to roll their Facility P commitments into Facilities S or T, as applicable, by novating $217 million (€151 million at the transaction date) of their Facility P commitments to UPC Broadband Operations and entering into the new Facility S or Facility T as applicable.

On January 20, 2010, UPCB Finance Limited (“UPCB Finance”), a special purpose financing company created for the primary purpose of issuing senior notes and owned 100% by a charitable trust, issued €500 million principal amount of 7.625% senior secured notes (“UPCB Senior Secured Notes”) due 2020, resulting in cash proceeds before commissions and fees of €496 million. UPCB Finance used the proceeds from the UPCB Senior Secured Notes to fund a new additional Facility V under the UPC Broadband Holding Bank Facility, with UPC Financing Partnership (“UPC Financing”), a direct subsidiary of UPC Holding, as the borrower. UPC Financing used the proceeds from Facility V to reduce outstanding amounts under Facilities M and Q under the UPC Broadband Holding Bank Facility through the (i) the novation of €153 million of commitments under Facility M to UPC Broadband Operations and (ii) the use of the remaining €347 million to repay borrowings under Facility Q.

UPCB Finance is dependent on payments from UPC Financing under Facility V in order to service its payment obligations under the UPCB Senior Secured Notes. Although UPC Financing has no equity or voting interest in UPCB Finance, the Facility V loan creates a variable interest in UPCB Finance for which UPC Financing is the primary beneficiary, as contemplated by accounting principles generally accepted in the U.S. (“GAAP”). As such, UPC Financing and its parent entities, including UPC Holding, are required by the provisions of GAAP to consolidate UPCB Finance. Accordingly, the amounts outstanding under Facility V will eliminate in UPC Holding’s consolidated financial statements.

On February 18, 2010, UPC Broadband Holding cancelled all outstanding commitments under the €250 million redrawable term loan Facility I.

About UPC Holding

UPC Holding connects its customers to the world of entertainment, communications and information, by offering advanced video, voice and broadband internet services. As of December 31, 2009, UPC Holding operated state-of-the-art networks in Europe and Chile, serving 10 million customers in 10 countries.

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our 2010 outlook and future growth prospects, including our continued ability to increase our organic RGU additions, and further grow the penetration of our advanced services, and our liquidity and access to capital markets, including our borrowing availability; the timing and impact of our expanded roll-out of advanced products and services, including our next-generation broadband services and advanced digital video features; our insight and expectations regarding competitive and economic factors in our markets; the impact of our M&A activity on our operations and financial performance; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of UPC Holding’s services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by a percentage of revenue and achieve assumed margins, the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. UPC Holding expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in UPC Holding’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

UPC Holding is required under the terms of the indentures for its Senior Notes to provide certain financial information regarding UPC Holding to bondholders on a quarterly basis. UPC Broadband Holding, a wholly-owned subsidiary of UPC Holding, is a borrower and UPC Holding is a guarantor of outstanding indebtedness under the UPC Broadband Holding Bank Facility, which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its December 31, 2009 results. The financial information contained herein is preliminary and subject to change. UPC Holding presently expects to issue its consolidated financial statements prior to the end of March 2010, at which time they will be posted to the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading. Copies will also be available from the Trustee for the Senior Notes.

For more information, please contact:

Investor Relations		Corporate Communications
Christopher Noyes	+1 303.220.6693	Bert Holtkamp	+31 20.778.9800
Molly Bruce	+1 303.220.4202
K.C. Dolan	+1 303.220.6686

(1)       UPC Slovenia was sold on July 15, 2009 and we have treated UPC Slovenia as a discontinued operation in our consolidated financial statements. Thus, the results of operations, subscriber metrics and cash flows of UPC Slovenia have been reclassified to discontinued operations for all periods presented. Additionally, the amounts for the three months and year ended December 31, 2008 have been recast to reflect a common control transfer that occurred during the fourth quarter of 2009 as if the transfer had occurred on January 1, 2008. This common control transfer involved the transfer of two subsidiaries that perform certain corporate and administrative functions to another LGI subsidiary outside of UPC Holding.

(2)       Please see footnotes to the operating data table for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent changes on a net basis.

(3)       For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective period in 2009, we have adjusted our historical 2008 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2008 and 2009 in the respective 2008 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2009 results and (ii) reflect the translation of our 2008 rebased amounts at the applicable average exchange rates that were used to translate our 2009 results. Please see page 8 for supplemental information.

(4)       Please see page 11 for our definition of operating cash flow and a reconciliation to operating income.

(5)       OCF margin is calculated by dividing OCF by total revenue for the applicable period.

(6)       ARPU or ARPU per RGU refers to the average monthly subscription revenue per average RGU. ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship. In both cases, the amounts are calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for RGUs or customer relationships, as the case may be, for the period. The growth rate for ARPU per customer relationship for UPC is adjusted for currency impacts unless otherwise noted.

(7)       Advanced services represent our services related to digital video, including digital cable and direct-to-home satellite (“DTH”), broadband internet and telephony.

(8)       DVR, HD and VoD refer to digital video recorder, high definition and video-on-demand, respectively.

(9)       Digital penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.

(10)     DVR penetration is calculated by dividing the number of DVR cable subscribers by total digital cable RGUs.

(11)     Broadband internet and telephony penetration is calculated by dividing the broadband internet and telephony RGUs by their respective homes serviceable.

(12)     An amount equal to the outstanding principal and interest balance due under the VTR Bank Facility is held in a cash collateral account that is reflected as restricted cash in our consolidated balance sheet.

(13)     Of this amount, €322 million and €315 million of restricted cash as of December 31, 2009 and September 30, 2009, respectively, relates to our VTR Bank Facility.

(14)     Our fully swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness, including the effects of derivative instruments, discounts and commitment fees, but excluding the impact of financing costs.

(15)     Our covenant calculations are based on debt figures which take into account currency swaps calculated at weighted average FX rates across the period. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

(16)     Amounts represent total third-party commitments at December 31, 2009 without giving effect to discounts. Certain of the originally committed amounts under Facilities I, L, M and N have been novated to UPC Broadband Operations B.V. (“UPC Broadband Operations”), a direct subsidiary of UPC Broadband Holding B.V., and accordingly, such amounts are not included in the table.

(17)     The Facility T amount includes the impact of discounts.

(18)     Effective on February 18, 2010, Facility I was cancelled.

(19)     The final maturity date for Facilities M and N is the earlier of (i) December 31, 2014 and (ii) October 17, 2013, the date falling 90 days prior to the date on which the UPC Holding Senior Notes due 2014 fall due, if such Senior Notes have not been repaid, refinanced or redeemed prior to such date.

(20)     SR refers to the specified percentage rate per annum determined by the Polish Association of Banking Dealers — Forex Poland or the National Bank of Hungary, as appropriate for the relevant period.

(21)     Subsequent to December 31, 2009, $217 million of Facility P was novated to UPC Broadband Operations, such that $294 million is outstanding to third parties.

(22)     The final maturity dates for Facilities Q and R are the earlier of (i) July 31, 2014 and December 31, 2015, respectively, and (ii) October 17, 2013, the date falling 90 days prior to the date on which the UPC Holding Senior Notes due 2014 fall due, if such Senior Notes have not been repaid, refinanced or redeemed prior to such date.

(23)     The final maturity date for Facilities S and T will be the earlier of (i) December 31, 2016 and (ii) October 17, 2013, the date falling 90 days prior to the date on which the UPC Holding Senior Notes due 2014 fall due, if, on such date, such notes are outstanding in an aggregate principal amount of €250 million or more. Subsequent to December 31, 2009, Facilities S and T were increased by approximately €40 million and $162 million, respectively.

(24)     The final maturity date for Facility U is the earlier of (i) December 31, 2017 and (ii) October 17, 2013, the date falling 90 days prior to the date on which the UPC Holding Senior Notes due 2014 fall due, if, on such date, such notes are outstanding in an aggregate principal amount of €250 million or more.

Revenue and Operating Cash Flow

The following tables present preliminary revenue and operating cash flow by reportable segment for the three months and year ended December 31, 2009, as compared to the corresponding prior year period. All of the reportable segments derive their revenue primarily from broadband communications services, including video, voice and broadband internet services. Certain segments also provide competitive local exchange carrier and other business-to-business services. At December 31, 2009, our operating segments in UPC Holding provided services in ten countries, consisting of our UPC Broadband Division in Europe and VTR in Chile. Our Other Western Europe segment includes our operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia.

During 2009, we made the following changes to our reportable segments:

•                  During the fourth quarter, we (i) combined Ireland and Austria into one reportable segment (Other Western Europe) and (ii) combined Hungary and our Other Central and Eastern Europe into one reportable segment (Central and Eastern Europe). Previously, Ireland, Austria and Hungary were reported as separate reportable segments;

•                  During the fourth quarter, we changed our reporting such that we no longer include two of our subsidiaries that perform certain corporate and administrative functions within the central operations category of the UPC Broadband Division; and

•                  During the first quarter, we changed our reporting such that we no longer include video-on-demand costs within the central operations category of UPC. Instead, we present these costs within the individual operating segments of UPC.

Segment information for all periods presented has been recast to reflect the aforementioned changes. Additionally, our reportable segments have been reclassified for all periods to present UPC Slovenia as a discontinued operation. Previously, UPC Slovenia was included in our Central and Eastern Europe segment. We present only the reportable segments of our continuing operations in the following tables.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2009, we have adjusted our historical revenue and OCF for the three months and year ended December 31, 2008 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2008 and 2009 in our rebased amounts for the three months and year ended December 31, 2008 to the same extent that the revenue and OCF of such entities are included in our results for the three months and year ended December 31, 2009 and (ii) reflect the translation of our rebased amounts for the three months and year ended December 31, 2008 at the applicable average exchange rates that were used to translate our results for the three months and year ended December 31, 2009. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended December 31, 2008 include one small acquisition in Europe. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the year ended December 31, 2008 include four small acquisitions in Europe. We have reflected the revenue and OCF of these acquired entities in our 2008 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between GAAP and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2008 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2008 rebased amounts have not been prepared with a view towards complying with Article 11 of the Securities and Exchange Commission’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2008 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2009 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2008. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with the publication of UPC Holding’s December 31, 2009 unaudited condensed consolidated financial statements. In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the Euro change and percentage change from period to period, (iii) the percentage change from period to period, after removing foreign currency translation effects (FX), and (iv) the percentage change from period to period on a rebased basis. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

Revenue

	Three months ended December 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2009	2008	€	%	%	Rebased %
		in millions
UPC Broadband Division:
The Netherlands	€207.8	€206.3	€1.5	0.7%	0.7%	—
Switzerland	186.0	182.4	3.6	2.0%	0.9%	—
Other Western Europe	153.6	150.9	2.7	1.8%	1.8%	—
Total Western Europe	547.4	539.6	7.8	1.4%	1.1%	1.1%
Central and Eastern Europe	203.1	213.9	(10.8)	(5.0)%	0.6%	0.2%
Central operations	2.0	1.5	0.5	33.3%	33.3%	—
Total UPC Broadband Division	752.5	755.0	(2.5)	(0.3)%	1.0%	0.9%
VTR (Chile)	130.4	116.2	14.2	12.2%	1.6%	1.6%
Total UPC Holding	€882.9	€871.2	€11.7	1.3%	1.1%	1.0%

	Year ended December 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2009	2008	€	%	%	Rebased %
		in millions
UPC Broadband Division:
The Netherlands	€817.5	€803.7	€13.8	1.7%	1.7%	—
Switzerland	731.9	692.7	39.2	5.7%	0.6%	—
Other Western Europe	599.0	607.4	(8.4)	(1.4)%	(1.4)%	—
Total Western Europe	2,148.4	2,103.8	44.6	2.1%	0.5%	0.4%
Central and Eastern Europe	797.3	877.9	(80.6)	(9.2)%	2.3%	1.8%
Central operations	5.9	6.2	(0.3)	(4.8)%	(4.8)%	—
Total UPC Broadband Division	2,951.6	2,987.9	(36.3)	(1.2)%	1.0%	0.7%
VTR (Chile)	502.3	485.0	17.3	3.6%	5.7%	5.7%
Total UPC Holding	€3,453.9	€3,472.9	€(19.0)	(0.5)%	1.6%	1.4%

Operating Cash Flow

	Three months ended December 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2009	2008	€	%	%	Rebased %
		in millions
UPC Broadband Division:
The Netherlands	€120.9	€123.2	€(2.3)	(1.9)%	(1.9)%	—
Switzerland	99.7	100.6	(0.9)	(0.9)%	(2.1)%	—
Other Western Europe	74.5	71.8	2.7	3.8%	3.8%	—
Total Western Europe	295.1	295.6	(0.5)	(0.2)%	(0.6)%	(0.6)%
Central and Eastern Europe	102.0	110.1	(8.1)	(7.4)%	(2.2)%	(2.6)%
Central operations	(32.8)	(30.8)	(2.0)	(6.5)%	(6.6)%	—
Total UPC Broadband Division	364.3	374.9	(10.6)	(2.8)%	(1.6)%	(1.8)%
VTR (Chile)	55.7	50.0	5.7	11.4%	1.0%	1.0%
Total	€420.0	€424.9	€(4.9)	(1.2)%	(1.3)%	(1.4)%

	Year ended December 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2009	2008	€	%	%	Rebased %
		in millions
UPC Broadband Division:
The Netherlands	€477.0	€457.2	€19.8	4.3%	4.3%	—
Switzerland	404.8	368.3	36.5	9.9%	4.7%	—
Other Western Europe	281.0	282.1	(1.1)	(0.4)%	(0.4)%	—
Total Western Europe	1,162.8	1,107.6	55.2	5.0%	3.2%	3.2%
Central and Eastern Europe	405.9	454.6	(48.7)	(10.7)%	0.5%	(0.2)%
Central operations	(112.3)	(117.0)	4.7	4.0%	3.7%	—
Total UPC Broadband Division	1,456.4	1,445.2	11.2	0.8%	2.9%	2.8%
VTR (Chile)	206.4	200.9	5.5	2.7%	4.7%	4.7%
Total	€1,662.8	€1,646.1	€16.7	1.0%	3.2%	3.0%

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, related-party fees and allocations, depreciation and amortization and impairment, restructuring and other operating charges or credits). Other operating charges or credits include gains and losses on the disposition of long-lived assets and due diligence, legal, advisory and other third-party costs directly related to our efforts to acquire controlling interests in entities. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	in millions
Total segment operating cash flow	€420.0	€424.9	€1,662.8	€1,646.1
Stock-based compensation expense	(4.2)	(8.7)	(15.1)	(27.6)
Depreciation and amortization	(258.3)	(272.1)	(1,048.5)	(1,079.9)
Related-party fees and allocations, net	(7.8)	(7.8)	(30.6)	(31.5)
Impairment, restructuring and other operating charges	(1.4)	(112.9)	(90.5)	(118.9)
Operating income	€148.3	€23.4	€478.1	€388.2

Capital Expenditure Summary

The following table provides UPC Holding capital expenditures for the indicated periods:

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	in millions
UPC Broadband Division:
The Netherlands	€31.8	€55.4	€106.8	€157.7
Switzerland	36.8	45.5	184.3	168.0
Other Western Europe	42.1	47.3	171.4	150.1
Total Western Europe	110.7	148.2	462.5	475.8
Central and Eastern Europe	53.9	77.0	212.5	281.4
Central operations	18.9	43.9	66.3	99.0
Total UPC Broadband Division	183.5	269.1	741.3	856.2
VTR (Chile)	21.4	27.2	112.6	123.3
Total UPC Holding	€204.9	€296.3	€853.9	€979.5

Operating Data Table

	Operating Data — December 31, 2009 - UPC Holding B.V. Consolidated
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Broadband Division:
The Netherlands(13)	2,765,400	2,608,900	1,957,900	3,320,100	1,203,900	751,400	—	—	1,955,300	2,647,300	741,700	2,618,600	623,100
Switzerland(13)	1,981,600	1,645,200	1,584,300	2,337,300	1,167,100	379,200	—	—	1,546,300	2,003,200	487,400	2,000,300	303,600
Austria	1,160,500	1,160,500	721,900	1,258,600	308,300	233,000	—	—	541,300	1,160,500	430,000	1,160,500	287,300
Ireland	877,400	593,000	536,100	713,300	153,600	276,900	—	74,300	504,800	593,000	148,100	499,200	60,400
Total Western Europe	6,784,900	6,007,600	4,800,200	7,629,300	2,832,900	1,640,500	—	74,300	4,547,700	6,404,000	1,807,200	6,278,600	1,274,400
Hungary	1,234,600	1,216,600	898,500	1,380,900	448,500	157,400	186,000	—	791,900	1,216,600	336,300	1,219,000	252,700
Romania	2,070,300	1,742,000	1,249,600	1,667,700	837,600	231,000	181,000	—	1,249,600	1,616,600	267,400	1,554,800	150,700
Poland	2,025,200	1,875,900	1,090,500	1,661,100	787,200	229,400	—	—	1,016,600	1,875,900	460,600	1,875,100	183,900
Czech Republic	1,317,900	1,208,100	778,900	1,164,100	152,100	379,700	104,100	—	635,900	1,208,100	362,000	1,204,000	166,200
Slovakia	491,200	436,500	284,500	365,900	178,500	61,300	32,500	3,900	276,200	398,400	62,500	398,400	27,200
Total Central and Eastern Europe	7,139,200	6,479,100	4,302,000	6,239,700	2,403,900	1,058,800	503,600	3,900	3,970,200	6,315,600	1,488,800	6,251,300	780,700
Total UPC Broadband Division	13,924,100	12,486,700	9,102,200	13,869,000	5,236,800	2,699,300	503,600	78,200	8,517,900	12,719,600	3,296,000	12,529,900	2,055,100

VTR (Chile)	2,610,900	1,953,200	1,054,300	2,177,600	370,400	531,800	—	—	902,200	1,953,200	653,300	1,941,700	622,100

Total UPC Holding B.V.	16,535,000	14,439,900	10,156,500	16,046,600	5,607,200	3,231,100	503,600	78,200	9,420,100	14,672,800	3,949,300	14,471,600	2,677,200

Footnotes to Operating Data Table:

(1)                Homes Passed are homes or residential multiple dwelling units that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes.  Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.  We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed.  Due to the fact that we do not own the partner networks (defined below) used by Cablecom in Switzerland (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (Austria GmbH), we do not report homes passed for Cablecom’s partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)                Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video and internet services and, in some cases, telephony services.  Due to the fact that we do not own the partner networks used by Cablecom in Switzerland or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom’s partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)                Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (RGUs), without regard to which, or to how many services they subscribe.  To the extent that RGU counts include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual will count as two Customer Relationships.  We exclude mobile customers from Customer Relationships.

(4)                Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service.  On the other hand, if an individual receives our service in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs.  Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period.  Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a permanent basis (e.g., VIP subscribers, free service to employees) are not counted as RGUs.

(5)                Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network.  In Europe, we have approximately 449,800 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(6)                Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber.  As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers.  Individuals who receive digital cable service through a purchased digital set-top box but do not pay a monthly digital service fee are only counted as Digital Cable Subscribers to the extent we can verify that such individuals are subscribing to our analog cable service.  We include 46,200 of these subscribers in the Digital Cable Subscribers reported for Cablecom.  Subscribers to digital cable services provided by Cablecom over partner networks receive analog cable services from the partner networks as opposed to Cablecom.

(7)                DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)                MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.

(9)                Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer or building owner.  With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)          Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.  Our Internet Subscribers in Austria include 81,200 residential digital subscriber line (DSL) subscribers of Austria GmbH that are not serviced over our networks.  Our Internet Subscribers do not include customers that receive services from dial-up connections.

(11)          Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer or building owner.  With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)          Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.  Our Telephony Subscribers in Austria include 51,100 residential subscribers of Austria GmbH that are not serviced over our networks.

(13)

Pursuant to service agreements, Cablecom and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (partner networks). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. At December 31, 2009, Cablecom’s partner networks account for 88,800 Customer Relationships, 128,700 RGUs, 50,700 Digital Cable Subscribers, 358,000 Internet Homes Serviceable, 355,000 Telephony Homes Serviceable, 48,000 Internet Subscribers, and 30,000 Telephony Subscribers. In addition, partner networks account for 467,700 digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our December 31, 2009 subscriber table.

Additional General Notes to Tables:

With respect to Chile, residential multiple dwelling units with a discounted pricing structure for video, broadband internet or telephony services are counted on an EBU basis.  With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries.  EBU is generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland, Hungary, and Romania.  We generally do not count customers of these services as subscribers, customers or RGUs.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process.  We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported.  Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.